QuickLinks -- Click here to rapidly navigate through this document

Exhibit 20.1 — Shareholder Letter

NOTICE OF 2003 ANNUAL MEETING AND MANAGEMENT PROXY CIRCULAR

March 27, 2003

To the Shareholders of Ballard Power Systems Inc.

        You are cordially invited to attend the Annual Meeting of Shareholders of Ballard Power Systems Inc. on May 22, 2003 at 10:00 a.m. (eastern time) at The Design Exchange, 234 Bay Street, Toronto, Ontario. The attached Notice of Annual Meeting and Management Proxy Circular provide details of the business to be conducted at the Annual Meeting. A copy of our Annual Report to Shareholders is also enclosed.

        We are very pleased to be hosting our Annual Meeting in Toronto this year. We look forward to reviewing our significant achievements for 2002, discussing our 2003 goals and providing our shareholders with an opportunity to ride in a fuel cell vehicle, Powered by Ballard™. If you are unable to attend our Annual Meeting, you are welcome to visit our web site at www.ballard.com where you can listen to the live proceedings. The webcast will be archived for replay on our web site for one month following our Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed form of proxy in accordance with the instructions in the form of proxy and in the Management Proxy Circular. Please note that unregistered shareholders must follow specific procedures outlined in the Notice of Annual Meeting and Management Proxy Circular in order to vote in person at the meeting.

        We look forward to your participation at our Annual Meeting.

Yours Sincerely,

"Firoz Rasul"

Firoz Rasul
Chairman of the Board

BALLARD POWER SYSTEMS INC.
4343 North Fraser Way
Burnaby, B.C., Canada V5J 5J9

NOTICE OF ANNUAL MEETING

TO OUR SHAREHOLDERS:

        Our 2003 Annual Meeting (the "Meeting") will be held at Design Exchange, 234 Bay Street, Toronto, Ontario, on May 22, 2003 at 10:00 a.m. (Eastern time) for the following purposes:

  1.
  To receive the report of our directors;

  2.
  To receive our audited financial statements for the financial year ended December 31, 2002, and the report of our auditors thereon;

  3.
  To elect our directors for the ensuing year;

  4.
  To appoint our auditors for the ensuing year and to authorize the audit committee of our board of directors to fix the remuneration of the auditors;

  5.
  To consider and, if thought advisable, pass a resolution approving our 2003 Share Distribution Plan;

  6.
  To consider any amendment to or variation of a matter identified in this Notice; and

  7.
  To transact such other business as may properly come before the Meeting or any adjournment thereof.

        A detailed description of the matters to be dealt with at the Meeting and a copy of our 2002 Annual Report accompany this Notice. Our consolidated financial statements for the year ended December 31, 2002 and the report of our auditors thereon are included in the Annual Report.

        If you are unable to attend the Meeting in person and wish to ensure that your shares will be voted at the Meeting, you must complete, date and execute the enclosed form of proxy and deliver it by hand or by mail in accordance with the instructions set out in the form of proxy and in the Management Proxy Circular accompanying this Notice.

        If you plan to attend the Meeting you must follow the instructions set out in the form of proxy and in the Management Proxy Circular to ensure that your shares will be voted at the Meeting.

        DATED at Burnaby, British Columbia, April 25, 2003.

                      BY ORDER OF THE BOARD

                      "Noordin S.K. Nanji"
                      Noordin S.K. Nanji
                       Vice-President, Corporate Strategy & Development
                      and Corporate Secretary

BALLARD POWER SYSTEMS INC.
4343 North Fraser Way
Burnaby, B.C.
V5J 5J9

MANAGEMENT PROXY CIRCULAR
as at March 26, 2003

        The board of directors of Ballard Power Systems Inc. is delivering this proxy circular to you in connection with the solicitation of your proxy for use at the annual meeting to be held on May 22, 2003. In this proxy circular, unless the context otherwise requires, all references to "Ballard", "we", "us" and "our" refer to Ballard Power Systems Inc.

GENERAL PROXY INFORMATION

Who Can Vote

        Recorded holders of common shares of Ballard (the "common shares") on March 24, 2003 can vote at the annual meeting. Each common share has the right to one vote. If you acquire common shares after March 24, 2003, you may vote those shares if at least 10 days before the annual meeting you make a request to Computershare Trust Company of Canada ("Computershare Trust") that you are entitled to vote the shares and establish that you own the shares. The request should be made to Computershare Trust at its address set out under "Appointment and Revocation of Proxies".

        As of March 26, 2003, 115,988,773 of our common shares were outstanding. To the knowledge of our directors and officers, as of March 26, 2003, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over, shares carrying more than 10% of the voting rights attached to our outstanding shares other than

  •
  DaimlerChrysler AG ("DaimlerChrysler"), which currently owns 19,433,248 common shares, representing 16.75% of our outstanding common shares, and
  •
  Ford Motor Company ("Ford"), which currently owns 22,155,041 common shares, representing 19.10% of our outstanding common shares.

        The ability of DaimlerChrysler and Ford to vote their common shares on the election of directors is restricted. See "Election of Directors".

How You Can Vote

        If you are a registered shareholder, you may vote your common shares either by attending the annual meeting in person or, if you do not plan to attend the annual meeting, by completing the proxy and following the delivery instructions contained in the form of proxy and this proxy circular.

        If you are an unregistered shareholder (your common shares are held in "street name" because they are registered in the name of a stockbroker or financial intermediary), you must follow special procedures if you wish to vote at the annual meeting:

  •
  To vote in person — insert your name in the space provided in the proxy for the appointment of a person, other than the persons named in the proxy, as proxyholder and deposit the proxy; or
  •
  If you do not plan to attend the annual meeting — vote by proxy by following the instructions included in the proxy provided to you by your stockbroker or financial intermediary.

        In either case, please ensure that you deliver your proxy in the manner described in this proxy circular or as instructed by your stockbroker or financial intermediary. If you are an unregistered shareholder and do not follow these special procedures and attend the annual meeting, you will not be entitled to vote at the annual meeting.

Solicitation of Proxies

        We are soliciting proxies primarily by mail, but our directors, officers and employees may solicit proxies personally, by telephone, by facsimile transmission or by other means of electronic communication. We pay all costs of soliciting proxies.

Appointment and Revocation of Proxies

        The persons named in the accompanying form of proxy are our Chairman of the Board and our President and Chief Executive Officer. You may also appoint some other person (who need not be a shareholder of Ballard) to represent you at the annual meeting either by inserting such other person's name in the blank space provided in the form of proxy or by completing another suitable form of proxy. A proxy will not be valid unless the completed form of proxy is delivered to Computershare Trust, Proxy Department, by mail or by hand at its office at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

        You can revoke your proxy by

  •
  providing a written notice of revocation to Computershare Trust before 10:00 a.m. on May 20, 2003,
  •
  providing a written notice of revocation to us before the end of business on May 21, 2003 at our registered office, which is located at the offices of Lang Michener, 1500 - 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7,
  •
  advising the Chairman of the annual meeting that you are voting in person at the annual meeting, or
  •
  any other manner provided by law.

        Your revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

Exercise of Discretion

        The nominees named in the accompanying form of proxy will vote or withhold from voting the shares represented by the proxy in accordance with your instructions. The proxy grants the nominees the discretion to vote on

  •
  each matter or group of matters identified in the proxy where you do not specify how you want to vote,
  •
  any amendment to or variation of any matter identified in the proxy, and
  •
  any other matter that properly comes before the annual meeting.

        If you do not specify a choice in your proxy, your shares will be voted for the approval of each matter described in this proxy circular to be voted on at the annual meeting.

        As of the date of this proxy circular, we know of no amendment, variation or other matter that may come before the annual meeting, but if any amendment, variation or other matter properly comes before the meeting each nominee named in the proxy intends to vote in accordance with the nominee's best judgment.

ELECTION OF DIRECTORS

        Our board of directors will have 13 members. Nine directors will be elected by you at the annual meeting and four additional directors will be appointed after the annual meeting by two of our key shareholders, DaimlerChrysler and Ford. DaimlerChrysler and Ford have separate appointment rights under certain agreements they have entered into with us. You cannot vote on the directors that will be appointed by DaimlerChrysler and Ford. Each elected director will hold office until the end of our next annual meeting, or if no director is then elected, until a successor is elected or until the director resigns.

        Directors to be Elected by You.    Each of the proposed nominees for election by you has been nominated by our management. The following table sets out certain information regarding the nominees for election as directors by you. Information included in this table has been provided by the nominees. A separate table follows with similar information regarding the appointees that DaimlerChrysler and Ford have advised us they intend to appoint.

Firoz A. Rasul Director Since: Principal Occupation: Recent Business Experience:

1989

Chairman of the Board of Ballard

Mr. Rasul has been a director since 1989. He has been our Chairman of the Board since May 1999. From January 1989 to March 2003, he was our Chief Executive Officer and from January 1989 to May 1999, he was our President.
Number of Shares Held:	306,800
Residence:	Canada

A. Charles Baillie Director Since: Principal Occupation: Recent Business Experience:

2002

Chairman of The Toronto Dominion Bank

Mr. Baillie has been the Chairman of Toronto Dominion Bank (financial services) since 1998. From 1998 until December 2002 he was Chairman and Chief Executive Officer.
Number of Shares Held:	2,328
Residence:	Canada

Ian Bourne Director Since: Principal Occupation: Recent Business Experience:

Nominee

Executive Vice President and Chief Financial Officer of TransAlta Corporation

Mr. Bourne has been the Executive Vice President and Chief Financial Officer of TransAlta Corporation (electricity generation and marketing) since 1998.
Number of Shares Held:	1,000
Residence:	Canada

Dennis Campbell Director Since: Principal Occupation: Recent Business Experience:

Nominee

President and Chief Executive Officer of Ballard

Mr. Campbell has been our Chief Executive Officer since March 2003. From July 2002 (when he joined Ballard) to March 2003, he was our President and Chief Operating Officer. Before joining Ballard, Mr. Campbell was President and Chief Executive Officer of Home Care Industries (filter manufacturer) (2000-2002), and President and Chief Executive Officer of Nash Engineering (vacuum systems and gas compressor industry) (1997-1999).
Number of Shares Held:	13,859
Residence:	Canada

Ed Kilroy Director Since: Principal Occupation: Recent Business Experience:

2002

President of IBM Canada Ltd.

Mr. Kilroy has been the President of IBM Canada Ltd. (information technology) since May 2001. Before May 2001 he was General Manager of e-Commerce Solutions of IBM Canada Ltd. (1999-2001) and Chief Executive Officer of IBM Australia (1998-1999).
Number of Shares Held:	328
Residence:	Canada

Denise Morrison Director Since: Principal Occupation: Recent Business Experience:

2002

Executive Vice President and General Manager, Snacks Division, Kraft Foods, Inc.

Mrs. Morrison has been Executive Vice President and General Manager, Snacks Division of Kraft Foods, Inc. (food and beverage) since October 2001. Before October 2001 she was Executive Vice President, General Manager, Confections Division of Kraft Foods, Inc. (January 2001-September 2001) and Senior Vice President, General Manager Sales and DTS of Nabisco Foods Inc. (food and beverage) (March 1998-December 2000).
Number of Shares Held:	1,635
Residence:	U.S.A.

John Sheridan Director Since: Principal Occupation: Recent Business Experience:

2001

President and Chief Operating Officer of Bell Canada

Mr. Sheridan has been the President and Chief Operating Officer of Bell Canada (telecommunication services) since October 2000. Before October 2000 he was Vice-Chairman, Market Groups of Bell Canada (1998-2000).
Number of Shares Held:	470
Residence:	Canada

Mark Suwyn Director Since: Principal Occupation: Recent Business Experience:	Nominee Chairman and Chief Executive Officer of Louisiana-Pacific Corporation Mr. Suwyn has been Chairman and Chief Executive Officer of Louisiana-Pacific Corporation (building products) since 1996.
Number of Shares Held:	Nil
Residence:	U.S.A.

Douglas W.G. Whitehead Director Since: Principal Occupation: Recent Business Experience:

1998

President and Chief Executive Officer of Finning International Inc.

Mr. Whitehead has been the President and Chief Executive Officer of Finning International Inc. (heavy equipment reseller) since April 2000. From January 1999 until April 2000 he was the President and Chief Operating Officer of Finning International Inc. Before joining Finning International Inc., Mr. Whitehead was the President and Chief Executive Officer of Fletcher Challenge Canada Ltd. (forest products) (1992-1998).
Number of Shares Held:	1,470
Residence:	Canada

        Directors to be Appointed by DaimlerChrysler and Ford.    As part of the terms of an alliance (the "Alliance") among Ballard, DaimlerChrysler, Ford and certain associated companies, we have granted each of DaimlerChrysler and Ford certain rights to elect a number of directors in proportion to its percentage ownership interest in us. For this purpose, DaimlerChrysler is deemed to own an additional 7,613,212 common shares that will be issued to DaimlerChrysler at the closing of our purchase of DaimlerChrysler's minority interest in our subsidiary, Ballard Power Systems AG, which will occur by November 30, 2004. The number of directors that may be appointed by each of DaimlerChrysler and Ford may decrease if there is a decline in its respective percentage ownership of our shares.

        The legal mechanism through which DaimlerChrysler and Ford exercise their board appointment rights is contained in two classes of our shares. One share from each of these classes has been issued to a holding company which is jointly owned by us, DaimlerChrysler and Ford. During any election of our directors, DaimlerChrysler and Ford each may exercise the rights attached to these shares to elect the permitted numbers of directors. DaimlerChrysler and Ford have agreed to exercise all voting rights they have in connection with the election of directors through these shares and have otherwise agreed not to vote their common shares in connection with the election of directors (other than to provide, in their discretion, a proxy to vote in favour of the election of directors nominated by our management).

        The following table sets out certain information regarding the individuals DaimlerChrysler and Ford have advised us they intend to appoint as directors of Ballard. This appointment will occur immediately after the annual meeting. Each of DaimlerChrysler and Ford will be appointing two directors. Information included in this table has been provided by the appointees.

Susan Cischke Director Since: Principal Occupation: Recent Business Experience:

Appointee

Vice President, Environmental & Safety Engineering, Ford

Ms. Cischke has been Vice President, Environmental & Safety Engineering of Ford (automotive manufacturer) since 2001. Before 2001 she was Senior Vice President, Regulatory Affairs at DaimlerChrysler Corporation (automotive manufacturer).
Number of Shares Held:	Nil
Residence:	U.S.A.
Appointed By:	Ford

Prof. Jürgen Hubbert Director Since: Principal Occupation: Recent Business Experience:

2001

Member of the Board of Management, Mercedes Car Group, DaimlerChrysler

Prof. Hubbert has been a member of the Board of Management of DaimlerChrysler (automotive manufacturer) since 1983 and a member of the Board of Management of Mercedes-Benz (automotive manufacturer) (1989-1998).

Number of Shares Held:	Nil
Residence:	Germany
Appointed By:	DaimlerChrysler

Dr. Gerhard Schmidt Director Since: Principal Occupation: Recent Business Experience:

2001

Vice President, Research, Ford

Dr. Schmidt has been Vice President, Research, Ford (automotive manufacturer) since 2001. Before that he was Senior Vice President, Powertrain Development of BMW AG (automotive manufacturer) (1996-2000).
Number of Shares Held:	Nil
Residence:	U.S.A.
Appointed By:	Ford

Dr.-Ing. Hans-Joachim Schöpf Director Since: Principal Occupation: Recent Business Experience:

2001

Executive Vice President, Development, Mercedes Car Group, DaimlerChrysler

Dr. Schöpf has been Executive Vice President, Development, Mercedes Cars Group (automotive manufacturer) since 1999. Before that he was Senior Vice President, Plant Manager, Sindelfingen, DaimlerBenz AG (automotive manufacturer) (1995-1998).

Number of Shares Held:	Nil
Residence:	Germany
Appointed By:	DaimlerChrysler

Board of Directors

        The board of directors is responsible for the governance of Ballard. It establishes our overall policies and standards. The directors are kept informed of our operations at meetings of the board and its committees, and through reports and analysis by, and discussions with, management. The board operates under a formal mandate which sets out their duties and responsibilities.

        The board of directors meets on a regularly scheduled basis and holds in camera sessions after every regularly scheduled board meeting. In addition to the six regularly scheduled meetings of the board held in 2002, the board met on three occasions, in person or by telephone conference, to deal with emergent issues. In addition, communications between the directors and management occur apart from regularly scheduled board and committee meetings.

        In 2001 the board of directors adopted minimum share ownership guidelines for outside, unrelated directors. See "Corporate Governance — Independence of the Board". These guidelines require directors to own at least 2,000 of our common shares. Directors appointed in 2001 or earlier have until March 2004 to comply with this requirement. New directors have five years from the date that they are first elected to the board to comply with this requirement. Any director that fails to comply with the share ownership requirement may not stand for re-election. These minimum share ownership guidelines do not apply to the directors appointed by DaimlerChrysler or Ford as those directors do not receive any compensation from us for serving on our board due to their internal conflict of interest guidelines.

Committees of the Board of Directors

        The board of directors has established three standing committees, the Audit Committee, the Management Development & Compensation Committee and the Corporate Governance & Nominating Committee. Each of these committees has been delegated certain responsibilities and has been instructed to perform certain advisory functions and either make certain decisions or make recommendations and report to the board of directors. None of the members of these committees are current or former officers or employees of Ballard or any of its subsidiaries.

        The information below sets out the current members of each of our standing committees, summarizes the functions of each of the committees in accordance with their current mandates and indicates the number of meetings that each committee has held in 2002. After our annual meeting we will reconstitute all of the committees to reflect the newly elected & appointed directors. As a result of new corporate governance legislation and regulatory initiatives, we plan to make certain changes to our current Management, Development & Compensation Committee mandate and our current Corporate Governance & Nominating Committee mandate, both described below. The changes to these mandates will take effect immediately after the annual meeting. See "Corporate Governance".

Audit Committee

Members:	Douglas W.G. Whitehead (Chairman) Stephen T. Bellringer Denise Morrison
Function:
The Audit Committee assists the board of directors in fulfilling its responsibilities by reviewing financial information, the systems of corporate controls and the audit process. The Audit Committee also reviews and approves related party transactions. The Audit Committee operates under a mandate that is approved by the board of directors and which outlines the responsibilities of the Audit Committee.

The Audit Committee meets with our financial officers, our internal auditors and our external auditors to review matters affecting financial reporting, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans. The Audit Committee reviews our significant financial risks, the appointment of financial senior executives and annually reviews our insurance coverage, tax loss carry forwards, pension and health care liabilities and off balance sheet transactions.

The Audit Committee is mandated to monitor our audit and the preparation of financial statements and to review and recommend to the board of directors all financial disclosure contained in our public documents. The Audit Committee is also mandated to appoint external auditors, monitor their qualifications and independence and determine the appropriate level of their remuneration. The external auditors report directly to the Audit Committee and the board of directors. The Audit Committee and board of directors each have the authority to terminate the external auditors' engagement. The Audit Committee also approves in advance any services to be provided by the external auditors which are not related to the audit.
Meetings in 2002:	9
Management Development & Compensation Committee
Members:	John Sheridan (Chairman) Ed Kilroy Dr. Gerhard Schmidt Dr. -Ing. Hans-Joachim Schöpf
Function:
The Management Development & Compensation Committee is responsible for considering and authorizing terms of employment and compensation of executive officers and providing advice on compensation structures in the various jurisdictions in which we operate. The Management Development & Compensation Committee also provides advice on our organizational structure. In addition to reviewing all distributions under our share incentive plans, the Management Development & Compensation Committee also reviews and approves the design and structure of share incentive plans.
The Management Development & Compensation Committee ensures appropriate senior management succession planning, recruitment, development, training and evaluation.
Meetings in 2002:	4

Corporate Governance & Nominating Committee
Members:	Stephen T. Bellringer (Chairman) A. Charles Baillie Prof. Jürgen Hubbert John Rintamaki John Sheridan Douglas W.G. Whitehead
Function:
The Corporate Governance & Nominating Committee is responsible for recommending the size of the board and nominees for election to the board of directors, for monitoring corporate governance issues, including the formation of committees of the board of directors and the appointment of directors and their compensation. The Corporate Governance & Nominating Committee is responsible for ensuring a formal process for evaluating the performance of the board and that appropriate actions are taken, based on the results of the evaluation, to improve board effectiveness. During the past year, the Corporate Governance & Nominating Committee has taken on the responsibility of ensuring that the board maintains compliance with the changing corporate governance practices and requirements in the U.S. and Canada. The Corporate Governance & Nominating Committee is also responsible for the development of an ongoing education program for the board. The Corporate Governance & Nominating Committee's other responsibilities include succession planning for the Chairman of the Board.
Meetings in 2002:	5

Corporate Governance

        Over the past year, a number of legislative and regulatory initiatives have been introduced in Canada and the United States that are aimed at improving corporate governance, accountability and responsibility. Our board of directors and senior management consider good corporate governance to be central to our effective and efficient operation. We have been monitoring these initiatives as they have developed, to ensure that we are in compliance and following best corporate governance practices at all times.

        The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") introduced extensive corporate governance and disclosure reforms in the United States. Most of these new requirements will also apply to Canadian companies that have securities listed on a U.S. stock exchange. In addition, the Toronto Stock Exchange ("TSX") and the National Association of Securities Dealers Automated Quotation ("NASDAQ") have proposed new requirements for listed companies.

        As a result of a review of our corporate governance practices in light of Sarbanes-Oxley and regulatory initiatives, we have made certain changes, and will be making further changes, to our board and committee composition and have improved certain aspects of our corporate governance.

        Our board of directors currently consists of 12 directors, half of whom are related directors and half of whom are unrelated, independent directors. Effective at the annual meeting, our board will expand to 13 directors, and the majority of them will be independent. "Independence" is judged in accordance with Sarbanes-Oxley, and as determined by the TSX and the NASDAQ. In addition, on March 1, 2003, we separated the Chairman of the Board function from the Chief Executive Officer's responsibilities. Mr. Dennis Campbell was appointed as our President and Chief Executive Officer and Mr. Firoz A. Rasul agreed to continue as Chairman of the Board.

        Aside from the changes to the composition of the board, we have also amended our board mandate to include a process under which the full board, or a board committee, receives shareholder feedback. The shareholder feedback is provided to the board of directors through a semi-annual report distributed by our Corporate Relations department.

        Changes to our three standing committees of the board have also occurred or will be occurring in the near future. In December 2002, we made our Audit Committee entirely independent and significantly expanded the committee's responsibilities. See "Committees of the Board of Directors — Audit Committee". We plan to make our Management Development & Compensation Committee entirely independent as well, effective immediately after the annual meeting. We intend to specify in the Management Development & Compensation Committee's mandate that any compensation consultants engaged by us, at the direction of the committee, will report directly to the committee and the committee will have the authority to appoint such consultants, determine their level of remuneration and oversee and terminate their services. We also plan to expand the responsibilities of the Management Development & Compensation Committee to include the director nomination function, which involves reviewing and approving appointments to the board and board committees, which is currently the responsibility of the Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee will continue to carry out its other responsibilities and is currently comprised of a majority of independent directors. In conjunction with these planned changes, the names of the committees and their mandates will be changed accordingly.

        In accordance with Sarbanes-Oxley and the proposed NASDAQ rules, we have revised our Code of Ethics and it has been approved by our board of directors. The revised Code of Ethics continues to be applicable to all our officers, all other employees and our board of directors. We have also adopted Corporate Governance Guidelines that provide for director qualification standards, director responsibilities, the form and amount of director compensation, director orientation and continuing education, management succession planning and annual performance evaluation of the board. We reviewed and improved our internal control and disclosure procedures and are satisfied that they are sufficient to enable our Chief Executive Officer and Chief Financial Officer to certify our annual reports filed with or submitted to the U.S. Securities Exchange Commission.

        The TSX requires that each listed corporation disclose the corporation's policies with respect to corporate governance in a particular format. The disclosure must be made with reference to certain corporate governance guidelines (the "TSX Guidelines"). The TSX Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and education of board members. The disclosure required by the TSX is set out in a table attached as Appendix A to this proxy circular. Appendix A also takes into account proposed changes to the TSX Guidelines.

        Independence of the Board.    Sarbanes-Oxley, the TSX Guidelines and the proposed NASDAQ rules focus, in part, on the constitution and independence of corporate boards. Under Sarbanes-Oxley and the proposed NASDAQ rules, an "independent" director is determined based on whether such director meets a number of different criteria. The proposed NASDAQ rules also focus on heightened standards of independence for audit committee members and strengthening the role of independent directors in compensation and nomination decisions. Under the TSX Guidelines, an "unrelated" director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the company, other than interests and relationships arising from shareholdings. The TSX Guidelines also distinguish between inside directors (a director who is a member of management) and outside directors. Effective at the end of the annual meeting, if the proposed board nominees are elected, the majority of our directors will be "unrelated/independent". Our "related" and "unrelated/independent" directors, nominees and appointees will be as follows:

Unrelated Directors and Nominees	Related Directors and Appointees

A. Charles Baillie Ian Bourne Denise Morrison Ed Kilroy John Sheridan Mark Suwyn Douglas W. G. Whitehead	Firoz A. Rasul(1) Dennis Campbell(2) Susan Cischke(4) Prof. Jürgen Hubbert(3) Dr. Gerhard Schmidt(4) Dr.-Ing. Hans-Joachim Schöpf(3)

(1) Inside director (Chairman of the Board and former Chief Executive Officer of Ballard)
(2) Inside director (President and Chief Executive Officer of Ballard)
(3) DaimlerChrysler appointee
(4) Ford appointee

        Lead Director.    Since the Chairman of the Board is also a "related director", one of our current directors, Mr. Stephen T. Bellringer, the Chairman of the Corporate Governance & Nominating Committee, also currently acts as Lead Director of the board of directors. As Mr. Bellringer is not standing for re-election, subject to the re-election of Mr. A. Charles Baillie and the approval of the board of directors, Mr. Baillie has agreed to act as the Lead Director effective immediately after the annual meeting. The Lead Director is responsible for ensuring the appropriate organization, content and flow of information to the board of directors, that all concerns of the directors are addressed and that the board acts independently of our management.

        Significant Shareholder.    The TSX Guidelines recommend that if a company has a "significant shareholder", the board of directors should, in addition to having a majority of unrelated directors, include a number of directors who do not have interests in, or relationships with, either the company or the significant shareholder and should be constituted to fairly reflect the investment in the company by shareholders other than the significant shareholder. A "significant shareholder" is defined as a shareholder with the ability to exercise a majority of the votes for the election of directors. In 2002, we did not have a significant shareholder.

APPOINTMENT OF AUDITORS

        Our Audit Committee has recommended that KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, be nominated at the annual meeting for reappointment as our auditors at a remuneration to be fixed by the Audit Committee. KPMG LLP were appointed as our auditors in 1999, succeeding our previous auditors, PricewaterhouseCoopers LLP, Chartered Accountants. In 2002, we paid KPMG LLP $487,000 for audit fees and, $nil for audit related fees, $274,000 for tax fees and $nil for other fees.

2003 SHARE DISTRIBUTION PLAN

        At the annual meeting we will ask you to consider, and if acceptable approve, a new share distribution plan. The proposed 2003 Share Distribution Plan (the "Proposed 2003 Share Plan") permits shares to be issued to part-time and full-time employees (including senior officers) and our directors on generally the same terms as our 2000 Share Distribution Plan. A total of 2,900,000 common shares may be issued under the Proposed 2003 Share Plan, representing 2.5% of our current number of outstanding common shares.

        The general purpose of the Proposed 2003 Share Plan is to conserve our cash reserves by using equity to pay annual and other incentives to our continuing employees and directors (including those of our subsidiaries). Specifically, the Proposed 2003 Share Plan will be used to:

  (i)
  annually recognize contributions made by employees in accordance with our bonus plans;

  (ii)
  satisfy the annual retainer for directors, including any redemption of deferred share units issued pursuant to the Deferred Share Unit Plan (See "Compensation of Directors"), and

  (iii)
  enable us to attract key employees to Ballard by issuing shares as signing bonuses.

In addition, the availability of the Proposed 2003 Share Plan will enable us to settle contractual amounts payable as a result of terminations or statutory severance payments owing to employees, which would otherwise be payable in cash.

        The issuance of common shares under the Proposed 2003 Share Plan is approved by the board of directors, on the recommendation of our Chief Executive Officer and our Management Development & Compensation Committee, which after May 2003, will be composed entirely of independent, unrelated directors. Each director, officer and employee of Ballard or any of our subsidiaries is eligible to be issued common shares, for the purposes described above, for no cash consideration, under the Proposed 2003 Share Plan. The determination of the number of our common shares issued pursuant to our bonus plans is tied to our employees' individual performance and our corporate performance on an annual basis.

        Pursuant to the terms of the Proposed 2003 Share Plan, the maximum number of common shares that may be reserved for issuance or issued under the plan, and any other share compensation arrangement,

  (i)
  to insiders, may not exceed 10% of the outstanding issue at the time of issuance, and

  (ii)
  to any insider and his or her associate, within a one-year period, may not exceed 5% of the outstanding issue at the time of issuance.

There is an additional limitation in the Proposed 2003 Share Plan with respect to the issuance of shares to the board of directors such that the aggregate number of common shares that may be issued under the plan will not exceed 200,000 common shares.

        The issue price of the shares granted under the Proposed 2003 Share Plan will be not less than the last closing price per share for the common shares on the TSX or Nasdaq National Market on the date that the board of directors approves the issuance of our common shares, or at a price otherwise determined by our board of directors. There is some need for flexibility with respect to the issue price of shares granted under the Proposed 2003 Share Plan, especially with respect to signing bonuses and severance payments, as unintended tax consequences could result if the Proposed 2003 Plan did not provide for this flexibility.

        For example, if a signing bonus is paid in shares, the board of directors approves, in advance of the employee's start date, the value of the signing bonus that is payable to the employee on his or her start date. Since employees are taxed on the dollar value of the common shares they receive, and not on the dollar value that they realize upon the disposition of their common shares, an employee could incur an unexpected tax consequence. To limit this exposure, the board of directors typically approves the share price of a signing bonus based on the price of our shares on the employee's start date. The same situation can arise with respect to severance payments owing to departing employees and satisfied by the issuance of common shares since they are approved in advance of the employee's termination date, but the employee does not receive them until his or her termination date.

        We will make appropriate adjustments to the number of common shares that can be issued under the Proposed 2003 Share Plan if our common shares are subdivided or consolidated, if a dividend is paid in our common shares or if there are certain other reorganizations or other events affecting our common shares.

        To ensure that the Proposed 2003 Share Plan reflects current market practices in the industry, we retained Mercer Human Resource Consulting Limited ("Mercer"), a global professional services firm, to advise us as to the reasonableness of the structure of the Proposed 2003 Share Plan. Mercer has indicated that the provisions of the Proposed 2003 Plan are generally consistent with market practice.

        We anticipate that the Proposed 2003 Share Plan will allow us to meet our share distribution requirements for the purposes set out in the Proposed 2003 Share Plan for the next three years.

        A copy of the Proposed 2003 Share Plan is attached as Appendix B to this proxy circular.

APPROVALS REQUIRED

        The Proposed 2003 Share Plan has been approved by our board of directors and the TSX (subject to shareholder approval). The board of directors unanimously recommends that you vote in favour of the adoption of the Proposed 2003 Share Plan. The Proposed 2003 Share Plan must be approved by a majority vote of the shares voted at the annual meeting, excluding from the vote shares held by our directors and senior officers, and their respective associates. To the knowledge of Ballard, as at March 26, 2003, a total of 336,795 common shares are held by our directors and senior officers, and their associates.

GENERAL INFORMATION

Executive Compensation

  Summary Compensation Table for Executive Officers

        The following table summarizes the compensation paid during the last three fiscal years to the Chairman of the Board and former Chief Executive Officer and each of our four other executive officers (each, a "Named Executive Officer") who had the highest aggregate compensation (salary and bonuses for 2002).

        The primary compensation of our Named Executive Officers is through salaries (which for 2002 were paid entirely in cash) and bonuses (which are paid entirely in shares). All long-term compensation awards consist of options to acquire common shares. To date, we have not granted any share appreciation rights. All dollar figures represented below are in Canadian currency.

Summary Compensation Table
	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary $(1)	Bonus $(2)	Special Bonus $(3)	Other Annual Compensation $	Securities Under Options #	All Other Compensation $

Firoz A. Rasul Chairman of the Board and former Chief Executive Officer(4)	2002 2001 2000	611,291 551,248 1,343,876	597,939 191,314 797,184	— — —	— — —	120,000 135,000 120,000	14,466(5) 14,395(5) 14,334(5)

Dennis Campbell President and Chief Executive Officer(6)	2002 2001 2000	258,500 — —	265,588 — —	— — —	— — —	135,000 — —	675,725(7) — —

Noordin S.K. Nanji Vice President, Corporate Strategy & Development and Corporate Secretary	2002 2001 2000	315,245 298,375 550,548	259,116 101,899 424,668	— 425,000 —	—(8) —(8) —	60,000 75,000 60,000	14,468(9) 14,364(9) 14,319(9)

Ross Witschonke Vice President, Sales and Marketing(10)	2002 2001 2000	313,240 32,991(12) —	204,560 85,239(13) —	— 120,000 —	— — —	60,000 15,000 —	21,212(11) — —

Fred Vasconcelos Vice President and Chief Technology Officer(14)	2002 2001 2000	274,997 194,743 45,255(17)	203,421 57,558 17,653	— 75,000 —	— — —	60,000 45,000 30,000	14,474(15) 27,591(15)(16) 487,484(18)

(1)
Represents both cash remuneration and, with respect to compensation paid before 2002, the fair market value of common shares received, in lieu of cash remuneration, under our share distribution plans. See "Report on Executive Compensation — Philosophy and Objectives". Details of the fair market value of common shares on the date of receipt, are as follows:

Name	Year	Cash ($)	Shares Issued in Lieu of Cash Remuneration	Fair Market Value ($)	Total Salary ($)

Firoz A. Rasul	2002 2001 2000	611,291 252,161 209,094	— 4,456 7,476	— 299,087 1,134,782	611,291 551,248 1,343,876

Dennis Campbell	2002 2001 2000	258,500 — —	— — —	— — —	258,500 — —

Noordin S.K. Nanji	2002 2001 2000	315,245 217,831 202,038	— 1,200 2,296	— 80,544 348,509	315,245 298,375 550,548

Ross Witschonke	2002 2001 2000	313,240 32,991 —	— — —	— — —	313,240 32,991 —

Fred Vasconcelos	2002 2001 2000	274,997 161,250 34,615	— 499 70	— 33,493 10,640	274,997 194,743 45,255

(2)
Represents the fair market value of common shares received under our share distribution plans as a bonus (other than signing bonuses which are reported under "All Other Compensation") and not part of salary. The fair market value of the common shares issued to our Named Executive Officers, on the date of receipt, was as follows:

Name	Year	Shares Issued under Share Distribution Plan(19)	Fair Market Value ($)	Cash Bonus ($)	Total ($)

Firoz A. Rasul	2002 2001 2000	— 4,444 11,877	597,939 191,314 797,184	— — —	597,939 191,314 797,184

Dennis Campbell	2002 2001 2000	— — —	265,588 — —	— — —	265,588 — —

Noordin S.K. Nanji	2002 2001 2000	— 2,367 6,327	259,116 101,899 424,668	— — —	259,116 101,899 424,668

Ross Witschonke	2002 2001 2000	— 1,980 —	204,560 85,239 —	— — —	204,560 85,239 —

Fred Vasconcelos	2002 2001 2000	— 1,337 263	203,421 57,558 17,653	— — —	203,421 57,558 17,653

(3)
Represents the fair market value in November 2001 of our common shares received as a one-time bonus following the completion of our acquisition of the interests of DaimlerChrysler and Ford in Xcellsis AG ("Xcellsis") and Ecostar Electric Drive Systems L.L.C. ("Ecostar"). The Named Executive Officers received shares at fair market value on the date of receipt as follows: Mr. Nanji — 9,635 common shares, Mr. Witschonke — 2,720 common shares and Mr. Vasconcelos — 1,700 common shares.

(4)
On March 1, 2003, Mr. Rasul resigned as Chief Executive Officer and became a special advisor to our Chief Executive Officer. Mr. Rasul continues to be our Chairman of the Board.

(5)
Includes registered retirement savings plan ("RRSP") contributions made by us on behalf of Mr. Rasul ($13,500 in 2002, 2001 and 2000) and insurance premiums paid by us for the benefit of Mr. Rasul ($966 in 2002, $895 in 2001 and $834 in 2000).

(6)
On July 22, 2002, Mr. Campbell was appointed as our President and Chief Operating Officer. On March 1, 2003 he became our President and Chief Executive Officer.

(7)
Includes a signing bonus paid to Mr. Campbell of $656,325 ($425,948 was paid in cash and $230,377 was satisfied by the issuance of 12,979 common shares). The amount of the signing bonus takes into account the annual bonus and long-term incentive compensation forfeited by Mr. Campbell when he left his previous position to commence employment with us. The amount in this column also includes a cash payment of $19,400 made to Mr. Campbell in lieu of a maximum RRSP contribution.

(8)
For the value of imputed interest benefits related to Mr. Nanji's tax loan — See "Indebtedness of Directors, Executive Officers and Senior Officers."

(9)
Includes a RRSP contribution made by us on behalf of Mr. Nanji ($13,500 in 2002, 2001 and 2000), and an insurance premium paid by us for the benefit of Mr. Nanji ($968 in 2002, $864 in 2001 and $819 in 2000).

(10)
Amounts shown for 2001 reflect one month of employment. Since Mr. Witschonke is a U.S. employee he is paid in U.S. currency and as a result all figures reported for Mr. Witschonke have been converted from U.S. dollars to Canadian dollars using an exchange rate of 1.5710, which was the average annual exchange rate for 2002.

(11)
Includes a matching contribution made by us to Mr. Witschonke's 401(k) plan of $18,852 and an insurance premium paid by us of $2,360 for the benefit of Mr. Witschonke.

(12)
Since Mr. Witschonke was on the Ford payroll until January 1, 2002, we treated him as a seconded employee from Ford and reimbursed Ford for his salary for December 2001. If Mr. Witschonke had been employed by us for all of 2001, based on amounts paid in 2001 for his partial year of employment, his salary and bonus would total $481,131.

(13)
Before Mr. Witschonke's employment with us and before November 30, 2001, he was President and Chief Executive Officer of Ecostar, a company related to us through the Alliance. As a result, Mr. Witschonke's bonus in 2001 reflects the work that he performed for the Alliance throughout 2001.

(14)
Amounts shown for 2000 reflect two months of employment.

(15)
Includes a RRSP contribution made by us on behalf of Mr. Vasconcelos ($13,500 in 2002 and $4,881 in 2001) and an insurance premium paid by us for the benefit of Mr. Vasconcelos ($974 in 2002 and $645 in 2001).

(16)
Includes a cash payment of $22,065 made to Mr. Vasconcelos which represents the difference between maximum RRSP earnings that executives are entitled to contribute and the actual amount that Mr. Vasconcelos could contribute to a RRSP based on his prior year's earnings.

(17)
If Mr. Vasconcelos had been employed by us for all of 2000, based on amounts paid in 2000 for his partial year of employment, his salary and bonus would total $377,448.

(18)
Includes a signing bonus paid to Mr. Vasconcelos in 2000 of $471,484 (satisfied by the issuance of 4,769 common shares valued at $447,415 and a cash payment of $24,069) and a moving allowance of $16,000.

(19)
The fair market value of each Named Executive Officer's annual bonus for 2002 is included in the next column. However, our common shares will not be issued to the Named Executive Officers until after the Proposed 2003 Share Plan is approved by our shareholders and as a result we are unable to indicate the number of common shares that each Named Executive Officer is entitled to receive as part of his 2002 annual bonus.

  Long Term Compensation

        The following table sets forth the grants of options to purchase our common shares issued to our Named Executive Officers on May 16, 2002, and any additional grants of options issued to such Officers.

Option Grants During 2002
Name	Securities Under Option (#)		% of Total Options Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Expiration Date

Firoz A. Rasul	120,000		4.5%	38.75	38.75	May 16, 2012

Dennis Campbell	120,000 15,000	(1)	5.1%	26.30 43.80	26.30 43.80	July 22, 2012 November 30, 2011

Noordin S.K. Nanji	60,000		2.2%	38.75	38.75	May 16, 2012

Ross Witschonke	60,000		2.2%	38.75	38.75	May 16, 2012

Fred Vasconcelos	60,000		2.2%	38.75	38.75	May 16, 2012

(1)
As part of Mr. Campbell's signing bonus on July 22, 2002, Mr. Campbell received options for an aggregate of 15,000 common shares. Such options may be exercised at $43.80, the closing price for our common shares on November 30, 2001 (which was higher than the July 22, 2002 closing price), may only be exercised by Mr. Campbell after November 30, 2004 and expire slightly earlier than 10 years from the date of grant.

        The following table sets forth the values of all outstanding options for common shares held by our Named Executive Officers as at December 31, 2002.

Aggregated Option Exercises During 2002 and Year-End Option Values
					Value of Unexercised in-the-Money Options at December 31, 2002 ($)
			Unexercised Options at December 31, 2002 (#)
	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Firoz A. Rasul(1)	—	—	937,123	135,000	4,118,821	—

Dennis Campbell	—	—	—	135,000	—	—

Noordin S.K. Nanji	—	—	240,500	75,000	16,959	—

Ross Witschonke	—	—	—	75,000	—	—

Fred Vasconcelos	—	—	60,000	75,000	—	—

(1)
In addition to the granting of options to purchase our common shares, between 1999 and 2000, Mr. Rasul received options to purchase common shares of our subsidiary, Ballard Generation Systems Inc. ("BGS"). In 2000, our shareholders approved the Ballard Power Systems/Ballard Generation Systems Share Exchange Plan (the "Share Exchange Plan"), which permitted holders of shares of BGS acquired on the exercise of stock options to exchange these shares for our common shares. We have included in this table, as if they were options of Ballard, the number of our common shares issuable to Mr. Rasul under the Share Exchange Plan, with the value calculated using the price of our common shares on the date of grant of the options to purchase shares of BGS as the exercise price.

Report on Executive Compensation

        The Management Development & Compensation Committee is charged, on behalf of our board of directors, with reviewing and approving executive officers' benefit policies and compensation plans, including stock option and other share incentive plans. As part of its mandate, the committee reviews and approves the appointment of our executive officers, the amount and form of their compensation, their training, development and succession plans, and any significant organizational or management changes. The committee retains independent compensation consultants for professional advice and as a source of competitive market information. The committee also obtains the advice and recommendations of our President and Chief Executive Officer and Vice President, Human Resources with respect to the compensation of our other executive officers.

        Philosophy and Objectives.    Our philosophy and objectives regarding compensation are

  •
  to attract and retain experienced, qualified, capable executive officers by paying salaries which are competitive in the markets in which we compete for executive talent,

  •
  to motivate short-term performance by directly linking annual incentive compensation opportunities to our performance, and

  •
  to link our shareholders' interests with those of our executives officers by providing our executive officers with equity-based compensation.

        Our compensation program for our executive officers has three primary components

  •
  annual salary,

  •
  equity-based, annual incentives comprised of awards under our share distribution plan, and

  •
  equity-based, long-term incentives comprised of awards under our share option plans.

        We place considerable emphasis on performance by placing a significant proportion of total annual compensation (annual salary and equity-based incentives) for our executive officers at risk based on individual and corporate performance results. Approximately 50% of the total annual compensation earned by an executive officer may come from variable, performance-related equity-based compensation containing inherent market performance risk.

        In the fall of 2001 we retained the services of Mercer to complete a review of our then proposed executive compensation philosophy and practices. The mandate of Mercer was to provide us with a competitive assessment of our executive compensation levels and compensation mix relative to North American market practices.

        The competitive assessment conducted by Mercer included an analysis of the most recent proxy circulars of Canadian and U.S. companies with a similar industrial classification to Ballard and at a similar stage of development (i.e. moving from product development towards commercial production), and included a review of published North American compensation surveys with an emphasis on technology, manufacturing and general industry companies with similar revenues to ours. The total annual compensation of our top two executive officers' was compared to the average of the total annual compensation for the top two executives officers in publicly traded organizations in the comparison group, and the total annual compensation for other executive officers was compared to the average of the total annual compensation levels for individuals ranked third, fourth, and fifth in the same publicly-traded organizations in the comparison group. In light of our rapid rate of growth, Ballard was assessed against the 75th percentile of the Canadian comparison group. As there were more comparable companies to Ballard in the U.S., the median of U.S. comparison group was used. The "market" compensation level for Ballard was therefore calculated as an average of the 75th percentile level of the Canadian comparison group and the median of the U.S. comparison group.

        The results of the competitive assessment confirmed that our executive officers' annual salaries are at or below the average levels of our comparison group and our levels of incentive compensation are at or above the average of our comparison group. The results also confirmed that our past practice of paying part of executive officers' base salaries and all of executive officers' bonuses in our common shares, reflecting our entrepreneurial culture and cash-conservative approach to incentive compensation, was not common. We have adopted the recommendations of Mercer and starting in 2002, our executive officers no longer received part of their base salaries in shares. Base salaries are paid in cash only, in amounts that are consistent with past compensation levels.

        The Performance Foundation.    At the beginning of each year, key corporate goals are selected by our executive officers and board of directors to represent a broad range of financial, operating, product development and customer focussed measures of performance. These goals (which are consistent with, but more specific than, our corporate goals set out in our Annual Report) relate directly to our annual and long-term plans for product development and commercialization. The targets for each of the corporate goals are set to represent significant achievement levels to reflect our high expectations. While the establishment of annual salaries is based largely upon competitive rates, performance measures have a significant impact on the determination of equity-based annual incentives and are also taken into account in determining equity-based long-term compensation awards.

        Following the establishment of the corporate goals, executive officers set individual goals. A cross-check is done to ensure the cumulative effect of all of the executive officers' individual goals cover all the corporate goals. At the end of the year, each executive officer's performance is measured against completion of the corporate and individual goals and a specific individual achievement rating is assigned to each executive officer. Should corporate performance be assessed as falling below certain minimum levels, the specific individual achievement rating is reduced to zero, eliminating all bonuses. The specific individual achievement rating is applied to each executives officer's target bonus for the year. In 2002 we substantially met all of our corporate goals. Our executive officers' bonus payments for 2002 ranged from 66% to 103% of eligible earnings once corporate and individual performance results were applied to the various target bonuses.

        With respect to equity-based long-term compensation awards for our executive officers, individual performance results, but not corporate performance results, are taken into account in determining the award.

        Annual Salary.    The committee approves, on behalf of our board of directors, salary guidelines and salary adjustments for our Named Executive Officers by reference to

  •
  a comparative market assessment performed by Mercer,

  •
  the experience and qualifications of each officer,

  •
  the individual performance of each officer,

  •
  the roles and responsibilities of each officer, and

  •
  our desire to conserve cash.

        As a guideline, it is our policy to target total compensation for our executive officers at or below an average of the 75th percentile of the Canadian market and the 50th percentile of the United States market for executive officers of comparable companies.

        Annual Incentive Based Compensation.    Our management share distribution plan allows our common shares to be issued to our executive officers as bonuses. Bonuses are set as a percentage of base compensation. Each executive officer's 2002 bonus was determined by applying the specific individual achievement rating (based on corporate and individual performance results) to the executive officer's individual target bonus for 2002. The bonus is then paid in our common shares. The committee approves the participants in the plan and the bonus for each participant based upon the recommendations of our President and Chief Executive Officer. In adopting this philosophy of equity-based incentive compensation, we understand that our executive officers will, from time to time, sell common shares in order to, among other things, cover income tax liabilities that are triggered on the issue of those shares.

        Long-Term Compensation.    We provide our executive officers with equity-based long-term incentives through our share option plans. These plans are designed to reinforce the connection between their remuneration and our performance by motivating and rewarding participants for improving our long-term financial strength and enhancing shareholder value.

        Share options are granted annually, taking into consideration the responsibilities of the participant, the number of outstanding share options and the individual performance result of each participant.

        Under our share option plans

  •
  the exercise price is determined by the board of directors, but must not be less than the closing price per share for the common shares on the TSX on the last trading day on the TSX before the effective date of the option, and

  •
  each option may be exercised by the holder in respect of up to one-third of the common shares subject to the option in the second, third and fourth years of the term of the option, and in addition, during any year of the term, as to a total number of shares as to which the option could have been, but was not, exercised during the preceding years.

        Chief Executive Officer's Compensation.    Mr. Rasul was our Chief Executive Officer for 2002 and the beginning of 2003. On March 1, 2003, Mr. Campbell assumed the position of Chief Executive Officer. In 2002, Mr. Rasul's total compensation (base salary and equity-based incentives) fell at the median of North American market practices for similar roles, benchmarked against the comparison group described earlier. Mr. Rasul's base salary ($611,291 in 2002) was determined in a manner similar to our other Named Executive Officers. In addition, Mr. Rasul participated in our share distribution plan and share option plan on the same basis as our other Named Executive Officers.

        Mr. Rasul's bonus for 2002 was determined using his specific individual achievement rating. In 2002, Mr. Rasul's individual goals (listed in order of emphasis) included specific targets for customer satisfaction, cash management, revenue generation, cost reduction (the last three goals are equally weighted), development of our five-year strategy and business plan, and the integration of management and employees (including the establishment of a new leadership team as a part of our organizational restructuring). The assessment of Mr. Rasul's actual performance in 2002 against his individual goals established at the beginning of the year was completed with the assistance of an independent performance consulting firm, engaged by the committee. As a result of the review, it was determined that Mr. Rasul exceeded his individual performance goals for 2002. When the corporate performance results for 2002 were taken into account with Mr. Rasul's individual performance results, his bonus for 2002 was determined at $597,939.

Submitted by the Management Development & Compensation Committee:

  John Sheridan, Chairman
  Mr. Ed Kilroy
  Dr. Gerhard Schmidt
  Dr.-Ing. Hans Joachim Schöpf

Five Year Total Shareholder Return Comparison

        The following graph compares the total cumulative return to a shareholder who invested $100 in our common shares on December 31, 1997 with the total cumulative return of the S&P/TSX Composite Index for the last five years.

Cumulative Value of a $100 Investment

	1997	1998	1999	2000	2001	2002

Ballard	100	116	112	260	130	48

S&P/TSX Composite Index	100	98	130	139	122	107

Employment Agreements

        Named Executive Officers' Employment Agreements.    Except as described herein, all of our Named Executive Officer's employment agreements have indefinite terms, provide for payments to be made on termination and otherwise include standard industry terms and conditions.

        Base compensation for each of our Named Executive Officers (excluding Mr. Rasul) is as follows: Mr. Campbell's current base compensation is $611,000 per year, Mr. Nanji's current base compensation is $315,245 per year, Mr. Witschonke's current base compensation is U.S.$199,389 per year and Mr. Vasconcelos's current base compensation is $274,997 per year. Upon his resignation as Chief Executive Officer in March 2003, we employed Mr. Rasul to act as a special advisor to us for the balance of 2003.

        If we terminate an executive officer's employment we are required to provide 12 months' notice and one month's notice for every year of employment completed with us up to a maximum of 24 months. Generally, if an executive officer is terminated by us after a change of control, or resigns following a change of control and the occurrence of certain events, including those related to a change in his status or duties, the executive officer will be entitled to receive a payment equal to twice his annual compensation, up to $25,000 for job counselling services, and will be reimbursed for the costs associated with finding alternative employment, up to an amount equal to 10% of his annual compensation (collectively the "Termination Package"). In addition, his options to purchase our common shares will vest immediately. A "change of control" under the employment agreements is deemed to occur, among other things, upon the acquisition of at least 50% of our outstanding common shares by a person or group of persons acting together, upon the sale of all or most of our assets or upon our merger or amalgamation with another company. Annual compensation is defined as the sum of the executive's base compensation and an amount equal to the greater of the aggregate of all bonuses (except the retention bonus described below or any special bonus) and benefits payable to the executive officer in the year that he is terminated or the year preceding his termination.

        The Named Executive Officers' employment agreements also provide such executives with a retention bonus if they have been continuously employed by us until November 30, 2003. The retention bonus is payable in our common shares and is based on the executive officer's base compensation and target bonus for 2001. Messrs Rasul, Nanji and Vasconcelos were each granted a retention bonus as each gave up their option to exercise the change of control rights existing under their former employment agreements. The change of control rights could have been exercised upon the completion of our acquisition of the interests of DaimlerChrysler and Ford in Xcellsis and Ecostar, and for two years thereafter, and if exercised would have resulted in Messrs Nanji and Vasconcelos receiving an amount equal to the Termination Package. Messrs Campbell and Witschonke were each granted a retention bonus to ensure that their compensation was consistent and aligned with the compensation provided to the other Named Executive Officers.

        In addition to the above provisions, Messrs Nanji and Vasconcelos have additional rights if their employment is terminated by us on or before November 30, 2003. If employment is terminated on or before such date, each of Messrs Nanji and Vasconcelos is entitled to the Termination Package. If either of these executive officers terminates his employment with us (other than during a change of control) at any time before November 30, 2003, he must provide three months' notice and he will receive a departure payment. The departure payment is paid in our common shares and is determined by taking twice the executive officer's base compensation and target bonus as at November 30, 2001 and dividing it by the market value of our common shares as at November 30, 2001, and then pro rating it for the period from November 30, 2001 to the termination date. Messrs Nanji and Vasconcelos were granted these additional protections based on the reasoning described above with respect to the retention bonus.

        Mr. Campbell has a term in his employment agreement which provides that he will be entitled to the Termination Package if he is terminated on or before December 1, 2003. Mr. Campbell is also entitled to receive an interest-free loan of $500,000 from us for the purchase of a home. Mr. Vasconcelos is also entitled to receive a loan of $350,000 from us for the purchase of a home at an interest rate to be set at the time of effecting the loan arrangement. Neither Mr. Campbell nor Mr. Vasconcelos has drawn upon their loan commitments.

        Special Advisor's Employment Agreement.    As a special advisor to Ballard, Mr. Rasul is responsible for supporting and representing Ballard with respect to certain special projects and initiatives, advising Ballard on particular matters relating to our business, and assisting and advising the President and Chief Executive Officer in carrying out his duties. Mr. Rasul will be paid $205,000 under his contract and will continue to receive substantially all of the benefits that our executive officers receive; however, he is not eligible to participate in our annual incentive bonus plan or receive any options under our share option plans in his role as special advisor. Mr. Rasul will receive his retention bonus (in the amount and for the reason described above) if he continues to act as a special advisor until November 30, 2003.

Compensation of Directors

        We remunerate directors who are not officers of Ballard for services to the board, committee participation and special assignments. Remuneration for each director during 2002 was as follows:

•	Annual Retainer (Lead Director) — Payable in Cash ($27,500) and common shares ($12,500)	$40,000
•	Annual Retainer (Committee Chair) — Payable in Cash ($17,500) and common shares ($12,500)	$30,000
•	Annual Retainer (Directors other than Committee Chairs) — Payable in Cash ($12,500) and common shares ($12,500)	$25,000
•	Board Meeting Attendance Fee	$1,250	per meeting
•	Committee Meeting Attendance Fee
	— Committee Chair	$1,250	per meeting
	— Committee Member	$1,000	per meeting

        Each unrelated, outside director that is a U.S. resident receives the same nominal consideration as described above, but such compensation is paid in U.S. dollars rather than Canadian dollars and any share compensation is adjusted accordingly.

        A meeting fee is paid to the outside, unrelated directors for meetings that the board of directors or one or more committees of the board of directors is requested or required to attend (such as strategic planning sessions) that are not official meetings of the board of directors.

        Directors are also reimbursed for travel and other reasonable expenses incurred in connection with attending board meetings. If a meeting or group of meetings is held on a continent other than the continent on which an unrelated, outside director is resident, that director receives an additional fee of $2,250 (or U.S.$2,250 in the case of a U.S. resident), in recognition of the additional time required to travel to and from the meeting or meetings.

        As our Chairman of the Board was also our Chief Executive Officer until March 1, 2003, no fees were paid to him in his capacity as Chairman. As our Chairman of the Board is no longer the Chief Executive Officer, he will receive $80,000 cash compensation, in addition to the amount he is entitled to receive under his special advisor's employment agreement, for his role as Chairman from March 1, 2003 until December 31, 2003 and he is eligible to participate in the Deferred Share Unit Plan described below.

        In 2002, options were granted to directors as follows:

Name	Options Granted (#)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Expiration Date

A. Charles Baillie	6,000	38.75	38.75	May 16, 2012

Stephen T. Bellringer	6,000	38.75	38.75	May 16, 2012

Ed Kilroy	6,000	38.75	38.75	May 16, 2012

Denise Morrison	6,000	17.30	17.30	July 25, 2012

Raymond Royer	6,000	38.75	38.75	May 16, 2012

John Sheridan	6,000	38.75	38.75	May 16, 2012

Douglas W.G. Whitehead	6,000	38.75	38.75	May 16, 2012

        In the near future we plan on satisfying our directors' annual retainers by 100% equity-based compensation. In addition, we plan on replacing the annual grant of options to our eligible directors with some form of equity-based compensation. Meeting fees and premiums paid to the Lead Director and committee chairs may still be paid in cash.

        To support the change in the manner in which we compensate our directors, we plan on introducing a deferred share unit plan (the "Deferred Share Unit Plan"). Dennis Campbell and the DaimlerChrysler and Ford appointees do not receive compensation as directors and therefore would not be eligible to receive deferred share units under the Deferred Share Unit Plan. The Deferred Share Unit Plan provides the financial equivalent of an ongoing equity interest in Ballard through our directors' period of board service. It is proposed that the eligible directors will be entitled each year to elect to receive their annual retainers in deferred share units, in our common shares, or a combination of both. If an eligible director elects to receive deferred share units, such director would receive a number of deferred share units to satisfy part or all of his or her total annual retainer. A deferred share unit is a notional common share having the same value as one of our common shares at the time of grant. The deferred share unit, however, would not be paid out to a director until such time as the director leaves the board. The value of a deferred share unit upon redemption would be based on the value of our common shares at that time. It is anticipated that the Proposed 2003 Share Plan, or any successor plan, will be used to satisfy the redemption of deferred share units issued pursuant to the Deferred Share Unit Plan and any issuance of common shares to satisfy annual retainers.

Indebtedness of Directors, Executive Officers and Senior Officers

        In accordance with their respective terms of employment and relocation, we loaned $350,000 to Mr. James Kirsch to assist him in the purchase of a home (the "Home Purchase Loan"). Mr. Kirsch joined Ballard in November 1999 as a Vice President and as President of BGS.

        The principal amount owing under Mr. Kirsch's Home Purchase Loan was forgiven by us on July 1, 2002 in accordance with his termination agreement dated November 30, 2001. All outstanding interest owed to us by Mr. Kirsch was repaid on July 1, 2002. Mr. Kirsch's Home Purchase Loan bore interest at the rate of 5% per year.

        In addition to the Home Purchase Loan, we have also made a loan to a senior officer to assist him in paying a portion of his taxes (the "Tax Assistance Loan") due in 2000 related to compensation paid in the form of common shares.

        The compensation we pay to our senior officers is a combination of cash and our common shares. When our common shares are issued to a senior officer as compensation, the senior officer is deemed, for tax purposes, to have received the fair value of the shares at the time of issue, even if the shares have not been sold. As a result of trading restrictions imposed by Ballard on certain of our senior officers, Mr. Nanji, was not able in a timely manner to sell a sufficient number of shares to fund the tax liability accrued in respect of the payment of his employment compensation through the issue of shares. The trading restriction was applicable to Mr. Nanji due to his knowledge of various pending material transactions for which he was responsible. The amount loaned to Mr. Nanji was $440,000. The imputed interest value on Mr. Nanji's loan was $10,417 in 2002 and $735 in 2001.

        The Tax Assistance Loan was renegotiated early in 2002 and effective March 1, 2002 such loan became interest-free. Mr. Nanji repaid all outstanding interest owed to us up to and including February 28, 2002. The Tax Assistance Loan is evidenced by a promissory note and as security for the loan, Mr. Nanji has pledged certain options he holds to purchase our common shares. The Tax Assistance Loan is required to be repaid on the earlier of (a) April 30, 2004, (b) the date on which our common shares trade over a specified price on the TSX, and (c) in certain circumstances, the termination of Mr. Nanji's employment with us. Any proceeds from the sale of shares resulting from the exercise of the options pledged as security for the Tax Assistance Loan must be applied to reduce the amount outstanding under the loans.

        As at March 26, 2003, the aggregate indebtedness to us, or any of our subsidiaries, of our current or former directors, officers and employees was $865,000. The following table sets out the indebtedness of our senior officers.

Table of Indebtedness of Directors, Executive Officers and Senior Officers
Name and Principal Position	Involvement of Issuer or Subsidiary	Largest Amount Outstanding in 2002	Amount Outstanding as at March 26, 2003

Noordin S.K. Nanji Vice President, Corporate Strategy & Development and Corporate Secretary	Lender	$443,109.00	$440,000.00

James F. Kirsch(1) Former Vice President and President, BGS	Lender	$369,928.00	Nil	(2)

(1)
Mr. Kirsch's employment as a Vice President and as President of BGS terminated on November 30, 2001. Following his termination from BGS, Mr. Kirsch was employed as a full-time temporary employee of Ballard Power Corporation until June 1, 2002.

(2)
The principal amount of Mr. Kirsch's Home Purchase Loan was forgiven on July 1, 2002 and all outstanding interest owed by Mr. Kirsch was repaid to us on July 1, 2002.

Directors' and Officers' Liability Insurance

        Under existing policies of insurance, we are entitled to be reimbursed for indemnity payments we are required or permitted to make to our directors and officers. Our directors and officers as individuals are insured for losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy). The policy provides maximum coverage in any one policy year of U.S.$35 million in total annual claims (subject to a deductible of U.S.$100,000 to U.S.$250,000 per claim, payable by us). The annual premium in the current fiscal year is U.S.$695,000. The premiums for the policy are not allocated between directors and officers as separate groups.

ADDITIONAL INFORMATION

        Additional information relating to us is included in our Annual Report for the year ended December 31, 2002, which includes our audited financial statements for the years ended December 31, 2002 and 2001 and the accompanying audit report. Copies of the Annual Report and the relevant portion of any documents incorporated by reference in the Annual Report, copies of our most current annual information form and interim financial statements, as well as additional copies of this proxy circular, may be obtained upon request from our Corporate Secretary, at 4343 North Fraser Way, Burnaby, British Columbia V5J 5J9.

        Any shareholder who intends to present a proposal at our 2004 annual meeting of shareholders must send the proposal to our Corporate Secretary at 4343 North Fraser Way, Burnaby, British Columbia V5J 5J9. In order for the proposal to be included in the proxy materials we send to shareholders for that meeting, the proposal

  •
  must be received by us no later than January 24, 2004, and

  •
  must comply with the requirements of section 137 of the CBCA.

        We are not obligated to include any shareholder proposal in our proxy materials for the 2004 annual meeting if the proposal is received after the January 24, 2004 deadline.

                      BY ORDER OF THE BOARD

                      "Noordin S.K. Nanji"
                      Noordin S.K. Nanji
                      Vice President, Corporate Strategy &
                      Development and Corporate Secretary

Dated: March 26, 2003

APPENDIX A
DISCLOSURE ON CORPORATE GOVERNANCE

TSX Guidelines		Status of Adherence	Comments

1.	The board should explicitly assume responsibility for stewardship of the corporation, and specifically for:
1.a	Adoption of a strategic planning process	Yes
A portion of time at board meetings is set aside to discuss strategic planning matters and at least one board meeting each year is specifically devoted to strategic planning issues. The board annually approves our strategic plan.
	Proposed TSX Guideline: Adoption of a strategic planning process and approval of a strategic plan which takes into account, among other things, the opportunities and risks of the business	Yes	Same comment as above.
1.b	Identification of principal risks and implementing risk management systems	Yes
The board and the Audit Committee has implemented policies to identify and manage Ballard's principal risks and to monitor them through systems and procedures that include progress and financial reports from management.
1.c	Succession planning and monitoring senior management	Yes
The Management Development & Compensation Committee reviews, and regularly reports to the board on, organizational structure, remuneration of senior management and succession planning, including recruitment, training and monitoring processes. We also have a formal system to monitor the performance of our senior management and all other employees.

1.d	Communications policy	Yes
Management has put structures in place to ensure effective communication between us and our shareholders and the public. Our Corporate Relations Department and our corporate spokespeople serve our shareholders and the public by responding to any inquiry that is made. In addition, the Corporate Relations Department and our Disclosure Committee ensures that all necessary material information is disclosed to the public in a timely manner. Formal internal processes have been established to gather the necessary material information and disclosure is made after the Disclosure Committee has provided its approval. Furthermore, our Corporate Relations Department provides an investor relations report to the board twice a year which outlines our investor relations activities and shareholder feedback.
1.e	Integrity of internal control and management information systems	Yes
The board, through the Audit Committee, reviews compliance of financial reporting with accounting principles and appropriate internal controls. Our internal controls have been established based on best practices recommended by outside legal and financial advisors. In addition to complying with such best practices, our internal controls and disclosure controls are reviewed at least once a year by the Disclosure Committee, senior management, and senior site operation and finance managers. We also require certain individuals to provide certification letters with respect to financial reports that they have reviewed. The Audit Committee meets with our external auditors on a quarterly basis, at a minimum.
2.	Majority of directors should be "unrelated" (independent of management and free from conflicting interest)	Yes
Of our current board of directors, half of the board members are related. If the proposed board nominees are elected we will comply with this guideline as the board will be increased in size to 13 directors and 7 of those proposed directors will be unrelated (Mr. A. Charles Baillie, Mr. Ian Bourne, Mr. Ed Kilroy, Mrs. Denise Morrison, Mr. John Sheridan, Mr. Mark Suwyn and Mr. Douglas W.G. Whitehead).

3.	Disclose for each director whether he or she is related, and how that conclusion was reached	Yes
Of the nominees for election as directors and the DaimlerChrysler and Ford nominees, the following directors are related:
1.    Mr. Firoz A. Rasul — Related — former Chief Executive Officer of Ballard
2.    Mr. Dennis Campbell — Related — President and Chief Executive Officer
3.    Ms. Susan Cischke — Related — Ford appointee
4.    Dr. Jürgen Hubbert — Related — DaimlerChrysler appointee
5.    Dr. Gerhard Schmidt — Related — Ford appointee.
6. Dr.-Ing. Hans-Joachim Schöpf — Related — DaimlerChrysler appointee.

As for the remainder of the nominees, Mr. Charles Baillie, Mr. Ian Bourne, Mr. Ed Kilroy, Mrs. Denise Morrison, Mr. John Sheridan, Mr. Mark Suwyn, and Mr. Douglas W.G. Whitehead, none of them or their associates have worked for us, are parties to material contracts with us or received remuneration from us other than directors' fees. Consequently, all such nominees are considered to be unrelated to us.
4.a	Appoint a committee responsible for appointment/ assessment of directors	Yes
The Corporate Governance & Nominating Committee is responsible for making recommendations to the board as to potential nominees and assessing the performance and contribution of directors. After our board of directors' meeting in May 2003, the newly titled Management, Development, Nominating & Compensation Committee will be responsible for recommending board nominees for appointment, election or re-election to the board, but the assessment of the effectiveness of the board will remain with the newly titled Corporate Governance Committee.

4.b	Composed exclusively of non-management directors, the majority of whom are unrelated	Yes
The Corporate Governance & Nominating Committee is composed entirely of non-management directors, the majority of whom are unrelated. After our board of directors' meeting in May 2003, the newly titled Management, Development, Nominating & Compensation Committee will be responsible for recommending board nominees for appointment, election or re-election to the board and such committee will be composed of entirely outside directors, all of whom are unrelated.
	Proposed TSX Guideline: Composed exclusively of outside directors, the majority of whom are unrelated	Yes	Same comment as above.
5.	Implement a process for assessing the effectiveness of the board, its committees and individual directors	Yes
The Corporate Governance & Nominating Committee is responsible for developing effective and accountable governance practices. It has established procedures for assessing board effectiveness. After our board of directors' meeting in May 2003, this responsibility will remain with the newly titled Corporate Governance Committee.
6.	Provide orientation and education programs for new directors	Yes
New board members receive orientation on our business, technology and industry and on the responsibilities of directors. Board meetings are held at our various facilities and are combined with tours and presentations by our management and employees to give the directors additional insight into our business. We have recently increased our focus on director education. We have formalized our ongoing director education program, with educational topics being presented at every regularly scheduled board meeting. Topics which we plan to present throughout the year range from matters relating to corporate governance, fuel cell technology and industry competition. We are also considering educational initiatives directed specifically at particular committee functions.

7.	Consider the size of the board, with a view to improving effectiveness	Yes
A board must have enough directors to carry out its duties efficiently, while presenting a diversity of views and experience. The mandate of the Corporate Governance & Nominating Committee currently includes the proposal for nominations as directors of qualified candidates who provide a good balance in terms of their backgrounds and experience in different industries. After our board of directors' meeting in May 2003, the newly titled Management, Development, Nominating & Compensation Committee will be responsible for recommending board nominees for appointment, election or re-election to the board.
	Proposed TSX Guideline: Consider the size of the board and undertake a program to establish board size which facilitates effective decision making	Yes	Same comment as above.
8.	Review compensation of directors in light of risks and responsibilities	Yes
The Corporate Governance & Nominating Committee reviews and recommends to the board the remuneration of directors. The committee considers time commitment, contribution, and responsibilities in determining remuneration. After our board of directors' meeting in May 2003, this responsibility will remain with the newly titled Corporate Governance Committee and the committee will seek advice as necessary from Mercer Human Resource Consulting Limited, a global professional service firm.
9.a	Committees should generally be composed of non-management directors	Yes	Our board committees are composed entirely of non-management, outside directors.
	Proposed TSX Guideline: Committees should generally be composed of outside directors (Subject to Guideline 13)	Yes	Same comment as above.

9.b	Majority of committee members should be unrelated	No
The Audit Committee has three members, all of whom are unrelated. The Management Development & Compensation Committee has four members, two of whom are unrelated. The Corporate Governance & Nominating Committee has six members, the majority of whom are unrelated. After our board of directors' meeting in May 2003, the newly titled Management, Development, Nominating & Compensation Committee will be comprised of directors who are all unrelated.
10.	Appoint a committee responsible for approach to corporate governance issues	Yes	The Corporate Governance & Nominating Committee has assumed the responsibility for developing and monitoring our approach to corporate governance issues. See items 4 and 5 above.
11.a	Define limits to management's responsibilities by developing mandates for:
	(i) the board	Yes
The board is subject to a formal board mandate which sets out the general responsibilities of the board. Any responsibility which is not delegated to senior management or a board committee remains with the entire board.
	(ii) the Chief Executive Officer	Yes
The Chief Executive Officer's written objectives, which are reviewed by the Management Development & Compensation Committee, constitute a mandate on a year-to-year basis. These objectives include the general mandate to maximize shareholder value.
11.b	Board should approve the Chief Executive Officer's corporate objectives	Yes
The Chief Executive Officer's objectives are consistent with our annual plan and budget, which is approved by the board annually and modified by the board during the year. The Chief Executive Officer is assessed against his objectives.
	Proposed TSX Guideline: Board should approve the Chief Executive Officer's corporate objectives and assess the Chief Executive Officer against these objectives	Yes	Same comment as above.

12.	Establish structures and procedures to enable the board to function independently of management	Yes
When the Chairman of the Board was also the Chief Executive Officer, the Chairman of the Corporate Governance & Nominating Committee also acted as Lead Director of the board. Since the Chairman of the Board is the former Chief Executive Officer and is a proposed director, we continue to have a Lead Director. The Lead Director is responsible for ensuring the appropriate organization, content and flow of information to the board, ensuring that all concerns of the directors are addressed and ensuring that the board acts independently of management.
13.a	Establish an audit committee with a specifically defined mandate	Yes
The Audit Committee is mandated to monitor the audit of Ballard and the preparation of financial statements, to review and recommend to the board of directors all financial disclosure contained in public documents, and to meet with the external auditors independently of management. The Audit Committee appoints external auditors, monitors their qualifications and independence and determines the appropriate level of remuneration. The external auditors report directly to the Audit Committee. The Audit Committee is also mandated to review systems of corporate controls and related party transactions. In addition, the mandate requires the Audit Committee to approve the quarterly financial statements and related financial disclosure and all non-audit-related services to be provided by the external auditors.
13.b	All members should be non-management directors	Yes	Our Audit Committee is composed entirely of non-management directors.
	Proposed TSX Guideline: All members should be unrelated, financially literate directors and at least one member should have accounting or related financial expertise	Yes
Our Audit Committee is comprised of directors who are unrelated and are all are financially literate. Assuming all of our proposed board nominees are elected, one of the members will have direct accounting and financial expertise.
14.	Implement a system to enable individual directors to engage outside advisers, at the corporation's expense	Yes	Individual directors can engage, and have engaged, outside advisers with the prior authorization of the board.

APPENDIX B
BALLARD POWER SYSTEMS INC.
2003 SHARE DISTRIBUTION PLAN
Dated for Reference May 22, 2003

PART 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1        In this Share Distribution Plan:

  (a)
  Associate has the meaning ascribed thereto in the Securities Act (British Columbia);

  (b)
  Board means the board of directors of the Corporation;

  (c)
  Common Shares means common shares without par value in the capital of the Corporation;

  (d)
  Corporation means Ballard Power Systems Inc.;

  (e)
  Director means a director of the Corporation;

  (f)
  DSU means a notional unit equal in value to a Common Share, which is not payable until the earlier of retirement, termination, resignation or death of the Director, or as otherwise provided in the DSU Plan;

  (g)
  DSU Plan means the Corporation's Deferred Share Unit Plan, as approved by the Board;

  (h)
  Effective Date means the date this Share Distribution Plan becomes effective as determined under §3.1;

  (i)
  Employee means a part-time or full-time employee (including officers, whether or not directors) of the Corporation or of a Subsidiary;

  (j)
  Insider means

  (i)
  an insider of the Corporation as defined in the Securities Act (British Columbia), other than a person who is such an insider solely by virtue of being a director or senior officer of a Subsidiary, and

  (ii)
  an Associate of a person who is an Insider by virtue of §(i);

  (k)
  Officer means an individual who is an officer of the Corporation or any of its Subsidiaries;

  (l)
  Outstanding Issue means the number of Common Shares outstanding on a non-diluted basis;

  (m)
  Regulatory Approval means the approval of the Toronto Stock Exchange and every other stock exchange or securities regulatory agency whose approval is required in the circumstances;

  (n)
  Share Compensation Arrangement means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to any director, officer or employee of the Corporation, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise;

  (o)
  Share Distribution Plan means this 2003 Share Distribution Plan;

  (p)
  Subsidiary means a subsidiary as determined under the Canada Business Corporations Act; and

  (q)
  a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

PART 2
SHARE DISTRIBUTION PLAN

Purpose of Share Distribution Plan

2.1        The general purpose of this Share Distribution Plan is to conserve the Corporation's cash reserves by providing equity incentives to our continuing Employees and Directors that would otherwise be payable in cash. Specifically, the Share Distribution Plan is used to:

  (a)
  annually recognize contributions made by Employees in accordance with the Corporation's Bonus Plan;

  (b)
  satisfy the annual retainers for Directors, including any redemption of DSUs issued pursuant to the DSU Plan;

  (c)
  enable the Corporation to attract key Employees to the Corporation by issuing Common Shares as a signing bonus; and

  (d)
  enable the Corporation to settle contractual amounts payable as a result of termination or statutory severance payments owing to Employees.

Eligibility

2.2        The Board may issue Common Shares under this Share Distribution Plan to Employees and Directors for no cash consideration, provided that such issuance falls within the purposes set out in §2.1, based on the recommendation of the Management, Development, Nominating & Compensation Committee and the Chief Executive Officer.

Maximum Shares to be Issued

2.3        The maximum number of Common Shares that may be issued under this Share Distribution Plan is 2,900,000.

Determination of Issue Price

2.4        The issue price of the Common Shares granted under this Share Distribution Plan will be not less than the last closing price per share for the Common Shares on the Toronto Stock Exchange or the Nasdaq National Market on the date that the Board approves the issuance of the Common Shares, or as otherwise determined by the Board.

Adjustment

2.5        The number of Common Shares which may be issued under this Share Distribution Plan will be subject to adjustment in the events and in the manner following:

  (a)
  if the Common Shares are subdivided or consolidated after the Effective Date, or the Corporation pays to holders of Common Shares of record as of a date after the Effective Date a dividend payable in Common Shares, the number of Common Shares which may be issued under this Share Distribution Plan will be adjusted to the number of such shares that may be issued through the combined effect of such exercise and such subdivision, consolidation or stock dividend if the time of the subdivision or consolidation or the record date of such stock dividend had been immediately after the issue of such shares, and the remaining number of shares referred to in §2.3 which may be issued will be correspondingly adjusted; and

  (b)
  if there is any capital reorganization, reclassification or other change or event affecting the Common Shares to which §(a) does not apply, the Board will determine whether in the circumstances it is just and equitable that there be some alteration in the number and kind of shares issuable under this Share Distribution Plan and will make such amendments to the Share Distribution Plan as the Board considers appropriate in the circumstances.

PART 3
GENERAL PROVISIONS

Effective Date of the Share Distribution Plan

3.1        This Share Distribution Plan will become effective, subject to receipt of Regulatory Approval, on May 22, 2003.

Administration

3.2        Subject to such limitations as may from time to time be imposed by the Board, the Chief Executive Officer will be responsible for the general administration of this Share Distribution Plan, the proper execution of its provisions, the interpretation of this Share Distribution Plan and the determination of all questions arising pursuant to this Share Distribution Plan, and without limiting the generality of the foregoing, the Chief Executive Officer, with prior authorization from the Board, will have the power to allot Common Shares for grant under this Share Distribution Plan.

Limitations on Issue

3.3        The number of Common Shares that may be reserved for issuance or issued under this Share Distribution Plan and any other Share Compensation Arrangement

  (a)
  to Insiders, may not exceed 10% of the Outstanding Issue at that time, and

  (b)
  to any Insider and his or her Associates, within a one-year period, may not exceed 5% of the Outstanding Issue at that time.

Specific Limitations on Issue under the Share Distribution Plan

3.4        In addition to the limitations set out in §3.3, the number of Common Shares that may be issued under this Share Distribution Plan to the Directors (other than Directors that are also Officers) will not exceed 200,000 Common Shares in the aggregate, subject to adjustment in accordance with §2.5.

Amendment

3.5        Subject to Regulatory Approval, the Board may amend, suspend, terminate or discontinue this Share Distribution Plan, or revoke or alter any action taken pursuant to this Share Distribution Plan.

Governing Law

3.6        This Share Distribution Plan will be construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

Notice

3.7        Each notice, demand or communication required or permitted to be given under this Share Distribution Plan will be in writing and will be delivered to the person to whom it is addressed, and the date of delivery of such notice, demand or communication will be the date of receipt by the addressee.

Tax Consequences

3.8        All Common Shares issued to Employees and Directors will be taxable as income in the year in which the Common Shares are received. If any taxes are required by law to be withheld, the Corporation will have the right to withhold any such amount from the Employee or Director's remuneration. Each Employee or Director is responsible for all income tax liability arising from any issuance of Common Shares under this Share Distribution Plan.

Employment

3.9        Nothing contained in this Share Distribution Plan will confer upon any Employee any right with respect to employment or continuance of employment with the Corporation or a Subsidiary, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the Employee's employment at any time. Participation in this Share Distribution Plan by an Employee will be voluntary. The payment of any sum of money in lieu of notice of the termination of employment will not be considered as extending the period of employment for the purposes of this Share Distribution Plan.

BALLARD POWER SYSTEMS INC.
4343 North Fraser Way
Burnaby, B.C., Canada
V5J 5J9

PROXY

This proxy is solicited by management of BALLARD POWER SYSTEMS INC. ("Ballard") for its annual meeting (the "Annual Meeting") to be held at Design Exchange, 234 Bay Street, Toronto, Ontario, on May 22, 2003.

The undersigned hereby appoints Firoz A. Rasul, Chairman of the Board of Ballard, or failing him, Dennis Campbell, President and Chief Executive Officer of
 Ballard, or instead of either of the foregoing, (insert name) ________________________ , as nominee of the undersigned, with full power of substitution, to attend and vote on behalf of the undersigned at the Annual Meeting and at any adjournments thereof, and directs the nominee to vote or withhold from voting the shares of the undersigned in the manner indicated below:

1.
Election of Directors

The nominees proposed by management of Ballard for election by the holders of common shares, as more fully described in the Management Proxy Circular that accompanied the Notice of Annual Meeting, are:

A. Charles Baillie Dennis Campbell Denise Morrison John Sheridan Douglas W.G. Whitehead	Ian Bourne Ed Kilroy Firoz Rasul Mark Suwyn

FOR ☐ the election of all nominees listed above (except those whose names the undersigned has deleted); WITHHOLD ☐ from voting.

The above directors are in addition to the four nominees to be appointed by DaimlerChrysler AG and Ford Motor Company.

2.
Auditors

FOR ☐ WITHHOLD ☐ from voting on the appointment of KPMG LLP, Chartered Accountants, as auditors of Ballard at a remuneration to be fixed by the audit committee of the board of directors.

3.
Proposed 2003 Share Distribution Plan

FOR ☐ or AGAINST ☐ the resolution approving the Proposed 2003 Share Distribution Plan of Ballard, as described in the Management Proxy Circular that accompanied the Notice of Annual Meeting.

4.
Upon any other matter that may properly come before the Annual Meeting.

THE UNDERSIGNED HEREBY REVOKES ANY PRIOR PROXY OR PROXIES.

DATED:	, 2003.

(If this form of proxy is not dated in the space provided, it is deemed to bear the date April 25, 2003.)
Signature of Shareholder
Please print name here)

Your appointment of a proxyholder will not be valid unless a form of proxy making the appointment, signed by you or by your attorney who is authorized in writing, is deposited with Computershare Trust Company of Canada, Proxy Department, by mail or by hand at its office at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not less than 48 hours (excluding Saturdays and statutory holidays) before the Annual Meeting or the adjournment thereof at which the proxy is to be used. You may appoint as proxyholder or alternate proxyholders, to attend and act on your behalf at the Annual Meeting, a person or persons other than any of the persons designated in this form of proxy, and may do so either by inserting the name or names of such other person or persons in the blank space provided or by completing another suitable form of proxy.

If any of your shares are held jointly, any one of the joint holders of the shares may execute a form of proxy in respect of the shares, but if you or another joint holder of the shares is present at the Annual Meeting or represented by a proxyholder, the joint shareholder whose name appears first in the register of shareholders in respect of the shares, or that shareholder's proxyholder, will alone be entitled to vote the shares.

The shares represented by this proxy will be voted or withheld from voting on any ballot that may be called for and, if you specify a choice with respect to a matter to be acted on, the shares will be voted accordingly. This proxy confers discretionary authority with respect to any matter identified in the accompanying Notice of Annual Meeting for which you do not give instructions on voting and with respect to other matters that may properly come before the Annual Meeting. The nominees named in this proxy will vote the shares represented by this proxy in favour of the adoption of the Proposed 2003 Share Distribution Plan, as described in the Management Proxy Circular which accompanies the Notice of Annual Meeting, unless you give instructions in this proxy for the shares to be voted in a different manner.

This form of proxy is delivered to those persons who may be either registered or unregistered shareholders of Ballard. Please follow the instructions contained in the Management Proxy Circular should you wish to vote your shares in person by proxy.

SUPPLEMENTAL MAILING LIST FORM

If you wish to be on Ballard's	NAME	SHAREHOLDER
Supplemental Mailing List for Quarterly Reports in 2003,		/ / YES	/ / NO
please complete and return
this card by mail or facsimile	COMPANY
to 604 412 3100.

Important	TITLE

If this card is not returned your
name will be removed from
Ballard's Supplemental Mailing List.	ADDRESS

CITY STATE/PROVINCE ZIP/POSTAL CODE COUNTRY TELEPHONE

SUSTAINABLE FUTURE	affix postage here

Ballard Power Systems Inc.
4343 North Fraser Way
Burnaby, British Columbia
Canada, V5J 5J9

QuickLinks

NOTICE OF 2003 ANNUAL MEETING AND MANAGEMENT PROXY CIRCULAR
MANAGEMENT PROXY CIRCULAR as at March 26, 2003
GENERAL PROXY INFORMATION
ELECTION OF DIRECTORS
APPOINTMENT OF AUDITORS
2003 SHARE DISTRIBUTION PLAN
APPROVALS REQUIRED
GENERAL INFORMATION
Cumulative Value of a $100 Investment
ADDITIONAL INFORMATION
APPENDIX A
APPENDIX B